PROSPECTUS SUPPLEMENT                                  Pursuant to Rule 424(b)
TO PROSPECTUS DATED MAY 10, 1996                      Registration No. 333-719

                                 451,000 Shares
                             BASE TEN SYSTEMS, INC.
                              Class A Common Stock

         This Prospectus Supplement (the "Supplement") supplements the Prospectus dated May 10, 1996 (the "Prospectus") of Base Ten Systems, Inc., a New Jersey corporation (the "Company" or "Base Ten") relating to resales, from time to time, by certain stockholders of the Company (the "Selling Stockholders") of shares of Class A Common Stock, $1.00 par value, of the Company issuable upon exercise of warrants or options issued by the Company to the Selling Stockholders.

         This Supplement should be read in conjunction with the Prospectus and is to be delivered with the Prospectus. This Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

         The Prospectus is hereby supplemented to restate, in its entirety, the "Selling Stockholders" section on page 5 of the Prospectus as follows:

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the name of each Selling Stockholder, (ii) to the best of the Company's knowledge, the total number of shares of Class A Common Stock owned beneficially by each Selling Stockholder as of the date of this Prospectus, (iii) the number of Shares to be offered for the account of each Selling Stockholder in this offering and (iv) to the best of the Company's knowledge, the number of shares of Class A Common Stock to be owned by each Selling Stockholder after giving effect to this offering.

                                                                                 Number of
                                                                                 Shares of
                                            Number of          Number of         Stock to be
                                            Shares of          Shares to be      Owned after
Name                                       Stock Owned         Offered           the Offering
-----                                      -----------         ----------        ------------
Alexander M. Adelson                          467,916            161,000           306,916
Bruce D. Cowen                                582,450            150,000           432,450
Donald M. Daniels                              10,000             10,000                 0
Alan S. Poole                                  20,000             10,000                 0
Daniel Tierney                                 15,000             15,000                 0
Pharma Overseas, Ltd.                          30,000             30,000                 0
Strategic Growth International, Inc.          300,000             50,000           250,000
James T. Kelly                                 25,000             25,000                 0
                                            ---------           --------         ---------

Total                                       1,450,366            451,000           989,366
                                            =========           ========          ========


         The information set forth in the foregoing table was provided to the Company by the Selling Stockholders. None of the Selling Stockholders has had any position or other material relationship with the Company or its affiliates during the past three years, except that Mr. Adelson has served as a director of the Company since 1992; Mr. Cowen served as a consultant to the Company from 1992 until 1997 and a director from May 1996 until April 1997; Mr. Daniels served as a director of the Company from 1992 until 1996; Mr. Poole has served as a director of the Company since 1994; Mr. Tierney is an officer of Clonmel Health Care, Ltd., an Irish pharmaceutical manufacturer that has been a customer of the Company during the last three years; Strategic Growth International, Inc. has provided public relations services to the Company during the last three years; Mr. Kelly is a principal of Shamrock Partners, Ltd., an entity that acted as underwriter in connection with the Company's 1992 rights offering; and Mr. Kelly received warrants to purchase 25,000 shares of Class A Common Stock from Bruce Cowen, who was, prior to the assignment, a director of the Company.

         All of the Shares being offered hereunder by the Selling Stockholders are issuable upon exercise of warrants or options issued by the Company to the Selling Stockholders. The Company agreed to register the Shares for the accounts of the Selling Stockholders and has filed with the Securities and Exchange Commission under the Securities Act a Registration Statement on Form S-3 of which this Prospectus is a part, covering the resale of the Shares from time to time.

SEE "RISK FACTORS" IN THE PROSPECTUS AND THE COMPANY'S FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION SUBSEQUENT TO THE DATE OF THE PROSPECTUS AND INCORPORATED BY REFERENCE FOR A DISCUSSION OF CERTAIN FACTORS WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 6, 1997.